EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Rowan Companies, Inc.:

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-33755, Registration Statement No. 33-61444, Registration Statement No. 333-84369, Registration Statement No. 333-84405, Registration Statement No. 333-101914, Registration Statement No. 333-132762, Registration Statement No. 333-158985 each on Form S-8, Amendment No. 2 to Registration Statement No. 333-44874, and Amendment No.1 to Registration Statement No. 333-160579 each on Form S-3, of our reports dated March 1, 2010, relating to the consolidated financial statements of Rowan Companies, Inc., and the effectiveness of Rowan Companies, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Rowan Companies, Inc., for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 1, 2010